(LETTERHEAD)

International Frontier Resources Ltd.

March 23, 1998

VIA FACSIMILE:

(604) 689-1289

Pacific Royal Ventures

1212, 1030 West Georgia Street

Vancouver, British Columbia

V6E 2Y3

Attention: Mr. Harry Chew

Dear Mr. Chew;

RE: EL-391 and TULITA ACREAGE, FORT NORMAN AREA - NWT

International Frontier Resource Ltd. ("IFR") and Pacific Royal Ventures ("PRV") have entered into two agreements covering PRV's right to earn an interest in IFR's Fort Norman acreage. A summary of each agreement is as follows:

EL-391

PRV shall earn a 20% working interest upon paying 25% of a minimum amount of $4 million in exploration expenditures on EL-391.

TDL ACREAGE

PRV shall earn a 20% working interest upon paying 25% of the following costs:

- Option Payment	$ 125,000
- Lease Acquisition Costs	$ 375,000
- Access Agreement	$ 50,000
- Seismic costs	$1,000,000
$1,550,000

Pursuant to Clause 9.01 of the Joint Venture Agreement dated October 1997, IFR as agent for and on behalf of PRV has entered into a seismic option agreement dated March 12, 1998 with Northrock Resources Ltd. ("NRL"), a copy of which is attached hereto as Schedule "A".

The NRL agreement grants NRL the option to earn a 50% working interest in EL-391 and the TDL acreage. The terms and conditions of NRL's option to earn an interest in EL-391 and the TDL acreage are set forth in Schedule "A".

The following sets out the amended terms under which PRV can earn an interest in IFR's EL-391 and TDL acreage:

1. In the event that NRL does not exercise its option to earn an interest in the option lands, then the earning terms set forth in the October 1197 Joint Venture Agreement and February 6, 1998 Letter Agreement shall remain in force and effect.

2. In the event that NRL exercises its option to earn an interest in the option lands then the earning terms of PRV shall be amended as follows:

EL-391

A) PRV shall earn a 10% working interest upon paying 6.25% of a minimum amount of $4 million in exploration expenditures on EL-391.

B) PRV shall be entitled to a 20% share of all work deposit refunds.

TDL ACREAGE

A) PRV shall earn a 10% working interest upon paying 8.75% of the following costs:

- Option Payment	$ 125,000
- Lease Acquisition Costs	$ 375,000
- Access Agreement	$ 50,000
- Seismic Costs	$ 600,000
$1,150,000

B) PRV shall be entitled to a 10% share of the following NRL equalization costs:

- Option Payment	$ 125,000
- First Year Bonus	$ 125,000
- Access Fee	$ 50,000

C) PRV shall hold a 10% interest in the AMI lands. The exact lands and term of the AMI will be negotiated with NRL.

D) PRV shall have the right of first refusal as to PRV's pro-rata share, on dispositions made by IFR or NRL.

E) PRV shall have the right of first refusal as to PRV's pro-rata share, on dispositions made by IFR or NRL.

F) PRV shall pay IFR a 1% gross overriding royalty on the TDL acreage.

Should you be in agreement with the above, please sign and return one copy of this letter at which point we will prepare a more formal agreement.

Yours truly,

INTERNATIONAL FRONTIER RESOURCES LTD.

/s/ "Wm. Patrick Boswell"

Wm. Patrick Boswell

President & C.E.O.

WPB:man

AGREED TO and ACCEPTED this ______ day of APRIL, 1998

PACIFIC ROYAL VENTURES

/s/ "Harry Chew"